Exhibit 10.5
Deferred Long-Term Incentive Cash Plan
1.Purpose and Effective Date. The purpose of the Plan is to provide an opportunity for Participants, a select group of highly compensated employees within the meaning of Section 201(2) and 301(a)(3) of ERISA, to accrue certain compensation and delay receipt of that compensation until a later date, at which time payment of the compensation will be made after adjustment for the simulated Earnings credited under the Plan. The Plan is intended to be administered in compliance with the Legal Deferral Requirements. The Plan is effective on and after January 1, 2022.
2.Plan Administration.
2.1.The person operating in the role of Chief Human Resources Officer shall be the Plan Administrator and shall administer the Plan, subject, in all cases, to the limitations of Section 9 of the Plan.
2.2.The Plan Administrator may establish, maintain, amend and rescind rules and regulations relating to the Plan, provide for conditions necessary or advisable related to Affiliates, interpret all communications related to the Plan and make all other determinations it deems necessary or advisable for the administration and interpretation of the Plan. The Plan Administrator may conform any provision of the Plan to the extent such provision is inconsistent with Legal Deferral Requirements.
2.3.Determinations, interpretations and other actions made by the Plan Administrator shall be final, binding, and conclusive for all purposes and upon all individuals.
2.4.The Plan Administrator may prescribe forms as the sole and exclusive means for Participants to take actions authorized or allowed under the Plan. The Plan Administrator may issue communications to Eligible Participants and Participants as it deems necessary or appropriate in connection with the Plan. Subject to Section 9 of the Plan, the Plan Administrator may, in its discretion, adjust the value of Deferred Compensation Accounts on a basis other than (a) as originally described in Plan materials to the Participant or (b) as previously applied to the Participant’s Deferred Compensation Account, provided that basis is consistent with the Plan Administrator’s interpretation of the Plan document.
2.5.Except to the extent prohibited by law, communication and authorization of action by the Plan Administrator or a Participant through document or writing, including any form, document or writing that must be executed by any party may be in an electronic form of communication.
2.6.The Plan Administrator may appoint agents or delegates, who may be officers or employees of the Company or an Affiliate, as it deems necessary or appropriate to assist it in administering the Plan and may grant authority to such agents to execute documents and take action on its behalf. The Plan Administrator may consult such legal counsel, consultants or other professionals as it deems desirable and may rely on any opinion received from such professional or from its agent. All expenses incurred in the administration of the Plan shall be paid by one or more Affiliates.
3.Participants and Participation. Eligible Participants will include (a) direct reports of the CEO including those who are Executive Officers, (b) any other employee of American Equity Investment Life Insurance Company or its Affiliates who is deemed, in the discretion of the Plan Administrator, to materially contribute to advancing the AEL strategy (including, but not limited to private asset investing). The Plan Administrator will determine the Participants for each Vintage in the first quarter of each calendar year that the Plan is in effect from among the total Eligible Participants. Participation in the Plan for any one calendar year does not ensure participation in any future year.
4.Deferral of Compensation.
4.1.Each calendar year that the Plan is in effect will be referred to as a Vintage. Each calendar year the Company shall (a) set a target and maximum Overall Earnings Rate for the Private Asset equity investments purchased during that Vintage, (b) set the Amount Available for Deferred Compensation Awards, (c) calculate the earnings rate of the equity investments in Private Assets purchased during each Vintage, and (d) set the Award Amount for each individual Participant.
4.2.Reserved.
4.3.(a) With regard to each Executive Officer, the Award Amount that the Plan Administrator may allocate to each Deferred Compensation Account for any Vintage is 25% of the total value of that Participant’s long-term incentive award opportunity, (b) with regard to Participants who are direct reports of the CEO or are Level Two Employees who are not Executive Officers, the maximum Award Amount that can be allocated to each Participant’s Deferred Compensation Account for any Vintage is 50% of that Participant’s combined short-term and long-term incentive award opportunity, (c) with regard to Participants who are not otherwise described in subsection 4.3 (a) or (b), the Award Amount allocated to each Participant’s Deferred Compensation Account for any Vintage shall be determined in the discretion of the Plan Administrator and informed by: (i) the Participant’s overall contribution to advancing the corporate strategy, (ii) the

Participant’s performance against his/her personal goals for the year, and for Participants with job responsibilities tied to specific asset segments or classes, (iii) the performance of the underlying portfolio(s) to which s substantial portion of their job responsibilities are tied, and (iv) other factors that the Plan Administrator determines to be relevant.
4.4.In the fourth calendar year after the start of each Vintage, the Company will determine the Overall Earnings Rate for the Vintage and will apply it to the Award Amount that was allocated to each Participant’s Deferred Compensation Account for that Vintage.
4.5.Amounts allocated to any Participant’s Deferred Compensation Account will be expressed and tracked in US dollars. The total Award Amounts allocated to the aggregate Participants in each Vintage cannot exceed the Amount Available for Deferred Compensation Awards for that Vintage. The Plan Administrator may not allocate more than 5% of the total amount invested in Private Asset equity investments in the first year the Plan is effective. In each subsequent calendar year, the Plan Administrator may not allocate more than 10% of the total amount invested in Private Asset equity investments during that year. After the conclusion of each calendar year, the Plan Administrator shall validate that the total Award Amounts do not exceed the applicable cap. To the extent the total Award Amounts exceed the cap, the Plan Administrator shall reduce each Award Amount pro-rata.
4.6.Reserved. Conditions to be made to definition of Hardship Withdrawal.
4.7.For purposes of applying the Legal Deferral Requirements, to the extent any Deferred Compensation Account is to be paid in annual installments, such payments shall constitute a single payment.
5.Vesting.
5.1.Award Amounts. Participants employed by the Company will vest in Award Amounts allocated to their Deferred Compensation Accounts on the January 31st following the three year anniversary of the first day of each Vintage in which they were a Participant.
5.2.Earnings. Participants employed by the Company will vest in the Earnings attributable to the Vintage year and the two subsequent calendar years on January 31st following the day before the three year anniversary of the first day of each Vintage. Participants employed by the Company will vest in subsequent Earnings credited to any Deferred Compensation Account as and when such Earnings are credited.
5.3.Death, Disability. If a Participant dies while actively employed or ends employment while receiving disability benefits under (a) a disability program sponsored by the Company or (b) an individual disability insurance policy offered by an insurance company, then at the time that evidence of death or receipt of disability benefits under (a) or (b) has been received in a form acceptable by the Plan Administrator, the Participant shall fully vest in all amounts in his/her Deferred Compensation Account. Additionally, such Participant shall have a vested right to continued crediting of Earnings to the Participant’s vested Deferred Compensation Account.
5.4.Retirement Eligibility. If a Participant ends employment with the Company voluntarily and not under circumstances that the Plan Administrator determines qualify as Cause, after the Participant has achieved five or more years of service with the Company and are age 50 or older, then that Participant will be deemed to be retirement eligible at the time their employment ends and that Participant will fully vest in all amounts in his/her Deferred Compensation Account as of the date his/her employment ends. Additionally, such Participant shall have a vested right to continued crediting of Earnings to the Participant’s vested Deferred Compensation Account.
5.5.Severance. If a Participant ends employment with the Company with the offer of a Separation Agreement from the Company and that Separation Agreement is fully executed and becomes final under the terms of that Separation Agreement, then that Participant will fully vest in all amounts in his/her Deferred Compensation Account as of the date the Separation Agreement becomes final. Additionally, such Participant shall have a vested right to continued crediting of Earnings to the Participant’s vested Deferred Compensation Account subject to continued compliance with all terms of the Separation Agreement.
5.6.Change in Control and Potential Change in Control. The terms of Section 9 of the Plan shall, if applicable, supersede the terms of this subsection 5.6.
5.7.Other Separations from Service. If a Participant ends employment under any circumstances that do not otherwise qualify for application of the other provisions described in this Article 5 at a time when the Participant is not fully vested, under the Plan’s records, in any amount in his/her Deferred Compensation Account then such unvested amount shall be forfeit. Additionally, such Participant shall have no right to continued crediting of Earnings to any vested amounts in the Participant’s Deferred Compensation Account.

5.8.Notwithstanding the terms of this Plan except Section 9 of the Plan, each Award Amount, all Earnings, and any amounts paid to any Participant shall be subject to the Company’s compensation recoupment or “clawback” policy as in effect at the time of such acts, omissions or events giving rise to application of the recoupment or “clawback” policy.
6.Beneficiary Designation. The Plan Administrator shall prescribe a form on which each Participant may designate a beneficiary or beneficiaries (who may be named contingently, and among whom payments received under this Plan may be split as indicated by the individual) for purposes of receiving payment of Deferred Compensation Accounts under this Plan after the death of such individual. Each designation will be effective only upon its receipt by the Plan Administrator during the life of the individual making the designation and shall revoke all prior beneficiary designations by that individual related to this Plan. If no beneficiary or beneficiaries are designated under this Plan, then amounts payable under this plan will be paid to the beneficiary of the Participant’s 401(k) plan sponsored by the Company, or if none, the Participant’s estate.
7.Distribution of Deferred Compensation.
7.1.Means of Electing Distributions. In the calendar year before an individual is designated as a Plan Participant as it relates to a particular Vintage, Eligible Participants shall be provided with a Distribution Election Form by the Plan Administrator. A different Distribution Election Form will apply to each Vintage in which an individual is a Participant and any vested Earnings credited thereon. The Distribution Election Form will list the exclusive timing and forms of payment available under the Plan for the Vintage and associated Earnings to which the form applies. If payment from a Deferred Compensation Account is to be made in installments, then the amount of each installment payment will be determined by dividing the vested value of the Award Amounts associated with a Vintage and Earnings to which the Distribution Election Form applies, at the time the payment is due; by the number of remaining installments in which the deferred compensation under the Plan is to be paid until the last installment payment. If a Participant is a newly hired employee or during the first year that the Plan is effective, the Plan Administrator may solicit a Distribution Election Form on timing different than described in this subsection provided that timing is consistent with Legal Deferral Requirements.
7.2.Medium. The form of payment of all Deferred Compensation Accounts shall be cash payable in USD.
7.3.Timing and Form of Distribution. Only amounts credited to a Participant’s Deferred Compensation Account and vested are eligible for distribution. The Distribution Election Form will allow Participants to choose (a) a Date Certain after the date that the Award Amount for any particular Vintage has vested, (in the second year the Plan is effective and later, such date certain may not be more than 15 years after the calendar year that the Distribution Election Form was offered to the Participant), or, (b) the End of Employment with the Company, for payment of the Award Amount and any vested Earnings associated with a Vintage. The Distribution Election Form will allow Participants to choose a form for payment that includes lump sum distribution or annual installment payments (up to a maximum of 15 years) for payment of the Award Amount and any vested Earnings associated with a Vintage.
7.3.1.Date Certain. If a Participant elects a Date Certain then distribution will commence on or after the date has arrived.
7.3.2.Death. If a Participant or former Participant dies on any date prior to completion of all payments from a Participant's Deferred Compensation Accounts, the unpaid portions of the Participant's Deferred Compensation Account shall become payable in a lump sum as soon as administratively practicable irrespective of any Distribution Election Form on file with the Plan Administrator.
7.3.3.End of Employment. If a Participant elects distribution of all or a portion of his/her Deferred Compensation Account on the end of their employment with the Company, then such distributions will commence as soon as practicable after the Plan Administrator can verify that employment with the Company ended (except that, in the case of a Key Employee, all remaining amounts in the Deferred Compensation Account shall be payable six (6) months following the end of the Participant’s employment).
7.3.4.Redeferral. No later than 12 months prior to the date that payment of Award Amounts and associated Earnings from a Participant’s Deferred Compensation Account associated with a particular Vintage would have commenced under the applicable Distribution Election Form, the Participant may request, complete and submit a redeferral form. The redeferral form will be consider applicable to a particular Vintage on the first day following twelve months from its submission to the Plan Administrator. In cases where the Participant elected to commence distributions on End of Employment with the Company, it can be difficult to know the date that is 12 months prior to the End of Employment. Any redeferral form completed and submitted to the Plan less than 12 months prior to the date that payment of deferred compensation would have commenced under the most recent applicable distribution election on file, will be disregarded by the Plan Administrator. If a Participant chooses to redefer then the new payment commencement date set in the redeferral form for commencement of deferred compensation payments associated with a particular Vintage cannot be less than 5 years from the date that was previously in effect on the most recent applicable election form. Additionally, if installment payments were chosen on the most recent applicable election form, then the Participant may choose to increase the number of installment payments (up to the maximum of allowed by the Plan Administrator) but a Participant may never decrease the number of installments from the number listed on the most recent applicable election form.
7.3.5.Distribution(s) of a Participant's Deferred Compensation Account shall be made on the earlier of the date payable or after any delays in payment required under Legal Deferral Requirements have passed. In no event shall American Equity Investment Life Insurance Company, any Affiliate or the Plan have an liability to anyone on account of payment being made later than the date payable due to administrative considerations or otherwise. Distributions will be processed as soon as administratively practicable after the applicable distribution date has occurred.
7.3.6.Notwithstanding any other terms of this Plan or any communications or election forms associated with this Plan, no payment of any Deferred Compensation Account shall be made at a time inconsistent with Legal Deferral Requirements.
7.3.7.To Whom Paid. All payments of a Participant's Deferred Compensation Accounts will be made to the Participant. If a Participant dies on any date prior to the date of the completion of all such payments, all unpaid value in the Participant's Deferred Compensation Accounts shall be paid consistent with Section 6.
7.3.8.Taxes. Payments under this Plan will be made after the withholding of any Federal, state, or local income, employment or other taxes legally obligated to be withheld, as determined by the Plan Administrator in its discretion. All tax liabilities arising out of deferrals under this Plan shall be the sole obligation of the Participant or his/her beneficiary, including but not limited to any tax liabilities arising out of violations of Legal Deferral Requirements. Withholding of any taxes or other items required by law may be made from each payment of a Participant's Deferred Compensation Account or from other payments due to the Participant from any Affiliate to the extent consistent with law. Payments will be tax reported on the tax form determined to be applicable by the Plan Administrator. Payments of deferred compensation from this Plan will generally be tax reported on form W-2 or any subsequent or updated form the Internal Revenue Service provides for the payment of wages.
7.3.9.No Loans and Assignments. The Plan shall make no loan, including any loan on account of any Deferred Compensation Account, to any Participant or any other person nor permit any Deferred Compensation Account to serve as the basis or security for any loan to any Participant or any other person. No Participant or any other person may sell, assign, transfer, pledge, commute, or encumber any Deferred Compensation Account or any other rights under this Plan.
7.3.10.Unliteral Payment Consistent with Law. In those circumstances permitted by law consistent with Legal Deferral Requirements, the Plan Administrator may, in its discretion, and regardless of the Participant's wishes, pay a Participant the value of the Participant's Deferred Compensation Accounts in whole or in part. No payment pursuant to this subsection shall be made in manner or at a time when prohibited under any applicable policy or law.
8.Hardship Withdrawals.
8.1.Upon the written request of an Eligible Associate or Participant, the Plan Administrator may, in its discretion and in light of any facts or considerations it deems appropriate, find that a Participant has suffered an Unforeseeable Emergency. In light of such a finding, the Plan Administrator may, to the extent the Plan Administrator determines necessary for the Participant to address the Unforeseeable Emergency, (a) avoid deferral of an Award Amount and instead pay such amount to the Participant in cash up to the maximum amount that would have been paid in cash under the Company’s short-term incentive plan; and/or (b) to the extent the Plan Administrator finds, in its discretion, that (a) is insufficient to address the Participant's Unforeseeable Emergency, make payment of all or a portion of the Participant's Deferred Compensation Accounts. The Plan Administrator shall provide the Eligible Associate or Participant with written notice of its determinations in response to the Eligible Associate's or Participant's request.
8.2.The relief granted the Participant under subsection 8.1 shall not exceed the amount necessary to satisfy the financial consequences of the Unforeseeable Emergency plus any amounts necessary to pay any of the Participant’s federal, state or local income taxes reasonably anticipated to result from the relief granted under section 8.1. In determining the amount to be distributed from the Plan on a finding of an Unforeseeable Emergency. the Plan Administrator shall require proof that the Participant has exhausted all other available sources of funding including, but not limited to, loans/withdrawals from any and all qualified pension plans, non-qualified deferred compensation plans, annuities, accounts, home equity, etc. and shall offset those available amounts from the amount distributed from this Plan. No accommodation pursuant to this Section

8.1 shall be implemented in manner or at a time when prohibited or punishable by any applicable policy or law.
8.3.If the Participant participates in any other deferred compensation plan by virtue of employment with the Company or any Affiliate, the Plan Administrator may coordinate the operation of this Section with the operation or similar provisions of any such other plan or prohibiting future deferrals into such plans.
8.4.To the extent that amounts are distributed from the Participant’s Deferred Compensation Account by operation of this Section of the Plan, the Plan Administrator shall distribute from the Award Amounts and Earnings that have been vested under the Plan for the longest period of time. Any such distributed amounts will no longer be eligible for future Earnings to be credited under the Plan.
9.Potential Change in Control and Change in Control.
9.1.Notwithstanding any other terms of the Plan, no amendment or termination of the Plan which is adverse to the interests of a Participant will be of any effect as to such Participant if a Change of Control or Potential Change of Control occurs within 180 days of the date of execution of the amendment or termination.
9.2.Notwithstanding any other terms of the Plan, during a Potential Change in Control Period or a Change in Control Period:
9.2.1.the Plan may not be amended or terminated.
9.2.2.the Plan Administrator shall (i) administer, (ii) reasonably interpret, and (iii) exercise all of its powers, judgements, and discretion under the Plan, in each case so as to avoid harm to the interests of any Participant, including avoiding any violation of Legal Deferral Requirements;
9.2.3.the Plan Administrator may not adjust the value of Deferred Compensation Accounts on a basis other than as originally described in Plan materials to the Participant, except that the Plan Administrator may adjust the value of Deferred Compensation Accounts on a basis no less favorable to the Participant than the highest rate of adjustment applied to the Participant
9.2.4.the Plan Administrator shall amend the Plan as necessary to comply with Legal Deferral Requirements and avoid tax or other legal violations or penalties that will harm the interests of any Participant, unless patently unreasonable to do so; and
9.2.5.the Participant will be fully vested in all amounts in his/her Deferred Compensation Account shall have a vested right to continued crediting of Earnings to the Participant’s vested Deferred Compensation Account, and once this subsection 9.2 is applicable to a Participant, no provision of Section 5, or any other Plan provision to the contrary shall apply.
9.3.The following definitions shall apply under this Section 9:
9.3.1.“Beneficial Ownership” shall have the meaning ascribed to such term under Rule 13d-3 under the Exchange Act.
9.3.2.“Board American Equity Investment Life Holding Company Board of Directors.
9.3.3.“Change in Control” shall have the meaning ascribed to such term under the Form of Change in Control Agreement in Exhibit 10.1 to the American Equity Investment Life Holding Company Form 8-K filed on December 14, 2012, including any applicable embedded defined terms therein.
9.3.4.“Change of Control Period” means the period of time beginning on the date of Change in Control and until the payment of all Deferred Compensation Accounts to all Participants.
9.3.5.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
9.3.6.“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided, however, that “Person” shall not include (a) American Equity Investment Life Holding Company or any Affiliate, or (b) any employee benefit plan (including an employee stock ownership plan) sponsored by American Equity Investment Life Holding Company or any Affiliate.

9.3.7.“Potential Change in Control” means the public proposal or public statement of intent or consideration, by the Company or by any other person, of a transaction or intended actions the result of which would be a Change in Control.
9.3.8.“Potential Change in Control Period” means the period of time beginning on the date of a Potential Change in Control and until the earlier of a Change in Control or a good faith determination by the American Equity Investment Life Holding Company Compensation and Talent Management Committee that the Potential Change in Control is clearly unlikely to result in a Change in Control.
10.Nature of the Liability. All amounts deferred in this Plan or in any Participant's Deferred Compensation Account, irrespective of label, and including but not limited to, Award Amounts and Earnings, are for recordkeeping purposes only and do not create any right property, security, or interest in any assets of the Company, any Affiliate or any other party. All amounts deferred in this Plan or in Deferred Compensation Accounts accrued under this Plan are subject to the claims of general creditors of the Company Notwithstanding foregoing, if, in the discretion of the Plan Administrator, the Participant’s Deferred Compensation Account should be transferred from the Company to any Affiliate or from the Company or any Affiliate to a third party then employing the Participant ceases to be an Affiliate, the Plan Administrator may determine on, before or after the date of the transaction in which the Affiliate ceased to be an Affiliate, that the liabilities associated with some or all of the employees of that Affiliate who are Participants shall transfer from the Company to another entity that does or will employ the Participant or former Participant. Although the Plan is intended to be designed and administered in complete accordance with Legal Deferral Requirements, in no event shall the Company, any Affiliate, or the Plan have any liability to anyone for any taxes, penalties, or other losses on account of the Plan or its administration failing to comply with Legal Deferral Requirements.
11.No Guarantee of Employment. No Limitation on Employer Action. Nothing in this Plan shall interfere with or limit in any way the right of any employer to establish the terms and conditions of employment of any individual, including but not limited to compensation and benefits, or to terminate the employment of any individual, nor confer on any individual the right to continue in the employ of any employer. Nothing in this Plan shall limit the right of any employer to establish any other compensation or benefit plan. No Deferred Compensation Account shall be treated as compensation for purposes of a Participant's right under any other plan, policy, or program, except as stated or provided in such plan, policy, or program. Nothing in this Plan shall be construed to limit, impair, or otherwise affect the right of any entity to make adjustments, reorganizations, or changes to its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.
12.Term of Plan. This Plan shall be effective on and after January 1, 2022. and shall continue in effect unless and until it is terminated pursuant to its terms.
13.Governing Law. The Plan shall be construed in accordance with and governed by Iowa law, without regard to principles of conflict of laws.
14.Entire Plan; Third Party Beneficiaries. This Plan document is the entire expression of the Plan, and no other oral or written communication, other than documents authorized under this Plan and fulfilling its express terms, shall determine the terms of the Plan or the terms of any agreement between an Eligible Associate or Participant and an Affiliate with regard to the Plan or Deferred Compensation Accounts. There are no third-party beneficiaries to this Plan, other than Participants’ respective beneficiaries designated under the terms of this Plan.
15.Amendment and Termination Consistent with Law. To the extent permissible under law, including Legal Deferral Requirements and subject to the restrictions of Section 9 of the Plan, the Plan Administrator may amend, modify, suspend, or terminate this Plan at any time. Any such amendment or termination will not reduce the amount in Deferred Compensation Accounts accrued under this Plan prior to the execution of such amendment or termination. Furthermore, no amendments shall be made that could reduce or diminish vested amounts in Participant Deferred Compensation Accounts, modify the Earnings or Overall Earnings Rate applied to vested amounts under the Plan or any other means for adjusting the value of vested amounts in Deferred Compensation Accounts.
16.Qualified Domestic Relations Orders. After receipt and time for appropriate review, the Plan Administrator will recognize and make distributions or designations relating to any portion of a Participant's Deferred Compensation Accounts in favor of the Participant's spouse, former spouse or dependents to the extent such action is mandated by the terms of a qualified domestic relations order as defined in Section 414(p) of the Code. However, any such order may not require an amount, formulation or provision of benefits, distribution timing or forms of payment not otherwise permitted under the Plan. In cases where the qualified domestic relations order does not state a specific time and form for distribution of the interest of the spouse, former spouse or dependents, then the interest of such individuals will be paid directly to them in a lump sum as soon as administratively possible after the Plan Administrator reviews the court order and determines that it properly applies to the Plan.
17.Claims. Claims for benefits and appeals of denied claims under the Plan shall be administered in accordance with Section 503 of ERISA, regulations thereunder (and any other law that amends, supplements, or supersedes said section of ERISA), and any procedures adopted by the Plan Administrator. The claims procedures referenced above are incorporated in this Plan by this reference. For the avoidance of doubt, except as provided in Section 9 of the Plan, the Plan Administrator or his or her designee has full power and discretion to interpret and construe all terms, provisions, conditions and limitations of the Plan and to determine all questions arising out of or in connection with the provisions of the Plan, ambiguities in

Plan language and full power and discretion over administration of the Plan and to make any and all administrative decisions, policies and procedures in any and all cases. The decision of the Plan Administrator on a claim shall be final and binding on the Plan and its Participants.
18.Definitions. Capitalized terms in this Plan, and their forms, shall have following meanings:
18.1.“Affiliate” shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls or is controlled by American Equity Investment Life Insurance Company or is a member of a controlled group of corporations, as defined in the Code, that includes American Equity Investment Life Insurance Company.
18.2.“Amount Available for Deferred Compensation Awards” shall mean the total or aggregate amount that can be allocated to individual Participant Deferred Compensation Accounts for any single Vintage. The Amount Available for Deferred Compensation Awards shall be zero for any Vintage where the target for Private Asset equities purchased under subsection 4.1(a) of the Plan has not been achieved. In Vintages where the target set in subsection 4.1(a) of the Plan has been met then the following maximums apply. For the first Vintage under the Plan, the maximum Amount Available for Deferred Compensation Awards shall be 5% of the total amount purchased in Private Asset equity investments during the calendar year that represents the Vintage. For the second Vintage under the Plan and beyond, the maximum Amount Available for Deferred Compensation Awards shall be 10% of the total amount purchased in Private Asset equity investments during the calendar year that represents the Vintage. The Company is under no obligation to allocate the full “Amount Available for Deferred Compensation Awards” and amounts unallocated or forfeited under the Plan do not increase the allocation of any other Participant.
18.3.“Award Amount” Shall mean the portion of the Amount Available for Deferred Compensation Awards that is allocated to an individual Participant’s Deferred Compensation Account in respect of any Vintage.
18.4.“Cause” shall have the same meaning as “For Cause” as defined the American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan, as amended.
18.5.“Code” shall mean the Internal Revenue Code of the United States.
18.6.“Company” General references to the “Company” shall mean American Equity Investment Life Insurance Company and Affiliates. All determinations, certifications, standards, settings, values or other actions that must be taken under the Plan by the “Company” shall be done through the Company’s delegates. The Company’s delegate for all purposes assigned to it under this Plan is the Plan Administrator. The Plan Administrator, may, in turn exercise its delegation and other rights consistent with the Plan.
18.7.“Date Certain” shall mean a specific future date (including a minimum of month and year) chosen by the Participant for payment of deferred compensation under this Plan. By way of example, December 2026, is a Date Certain as is December 1, 2026. Participants may choose a different Date Certain for commencement of payment of each Vintage Award Amount or associated Earnings thereon. Participants must choose a Date Certain that is after the vesting of the Award Amount associated with a particular Vintage.
18.8.“Deferred Compensation Account” shall mean the notional recordkeeping account used to track the value of an individual Participant’s deferred compensation under this Plan. The Deferred Compensation Account includes, but is not limited to, tracking all Award Amounts and Earnings allocated under the Plan to any Participant. The value of each Deferred Compensation Account shall be adjusted as provided in this Plan.
18.9.“Distribution Election Form” shall mean the election form provided by the Plan Administrator to an Eligible Participant on which the Eligible Participant specifies the timing for commencement (Date Certain or End of Employment) and form (lump sum or installments over time not to exceed 15 years) for distribution of any vested Award Amount or vested Earnings credited thereon under the Plan and associated with a particular Vintage.
18.10.“Earnings” shall, for years one through three of each Vintage, equal the Overall Earnings Rate. The Overall Earnings Rate is applied in the calendar year following the day before the third anniversary of the first day of a Vintage. Annually, after the completion of each calendar year starting with the 4th anniversary of the first day of each Vintage, the Participant will continue to be credited with the annual rate of return earned by the Company and all Affiliates on Private Asset equity investments purchased during the Vintage multiplied by the same multiplier (0, 1, 2 or 2.5) that was set and applied to the Overall Earnings Rate. Except as noted in more specific Sections of the Plan, earnings will continue to be credited to each Participant until the date on which the Award Amount for that particular Vintage is distributed from the Plan to that Participant or beneficiary.
18.11.“Eligible Participant” shall mean employees described in Section 3 of the Plan.

18.12. “End of Employment” shall mean a separation from service under Code Section 409A.
18.13.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
18.14.“Executive Officer” shall mean as defined in the Charter of the American Equity Investment Life Holding Company Compensation and Talent Management Committee.
18.15.“Key Employee” shall mean a specified employee as defined under Code section 409A, with a specified employee effective date as of September 30th of the prior calendar year as determined by the Plan Administrator.
18.16.“Legal Deferral Requirements” shall mean requirements under law to achieve deferral of income taxation, including but not limited to Code Section 409A and any regulations promulgated thereunder.
18.17.“Level Two Participant” shall mean an employee who is not an Executive Officer and who is a direct report of the CEO or a direct report of another employee who is themselves a direct report of the CEO.
18.18.“Overall Earnings Rate” shall mean the aggregate performance of Private Asset equity investments over the three-year period commencing on the first day of a Vintage and ending on the date that is the day before the three year anniversary of the commencement of the Vintage. If the aggregate three year performance is below target, then the Overall Earnings Rate shall be zero (0). If the aggregate three year performance is at target then the Overall Earnings Rate shall equal the annual rate of return earned by the Company and all Affiliates on Private Asset equity investments purchased during the Vintage. If the aggregate three year performance is above target then the Overall Earnings Rate shall equal the annual rate of return earned by the Company and all Affiliates on Private Asset equity investments purchased during the Vintage multiplied by 1.5. If the aggregate three year performance is at maximum then the Overall Earnings Rate shall equal the annual rate of return earned by the Company and all Affiliates on Private Asset equity investments purchased during the Vintage multiplied by 2.0. If the aggregate three year performance exceeds maximum then the Overall Earnings Rate shall equal the annual rate of return earned by the Company and all Affiliates on Private Asset equity investments purchased during the Vintage multiplied by 2.5. Once the Overall Earnings Rate for a Vintage is set by the Company it is applied to the Award Amount allocated to each Participant’s Deferred Compensation Account for a particular Vintage.
18.19.“Participant” shall refer to the employees described in Section 3 of the Plan.
18.20.“Plan” shall mean this American Equity Management Incentive Plan.
18.21.“Plan Administrator” shall mean the CHRO and or his/her designee.
18.22.“Private Assets” shall mean investments that are not publicly traded or listed on a public stock exchange and that are not part of the Company’s core fixed income investment portfolio. Private Asset equity investments are Private Asset investments that are structured and negotiated by the Company where the Company owns an equity or residual interest in an entity, special purpose vehicle, trust, division, fund, partnership, limited partnership or any form of corporation. Private Asset equity investments purchased during a calendar year or Vintage means the amount of the transaction that has funded resulting in an economic interest or right to a future economic interest in the vehicle being acquired by the Company by the end of that calendar year or Vintage.
18.23.“Unforeseeable Emergency” shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in any case that is not or cannot be relieved by the Participant through reimbursement or compensation by insurance or otherwise, liquidation of the Participant's assets (to the extent such liquidation would not itself cause severe financial hardship), and in any case solely to the extent consistent with the grounds for action by the Plan Administrator under this Plan consistent with Legal Deferral Requirements.
18.24. “Vintage” shall refer to each calendar year for which the Plan is in effect.
IN WITNESS WHEREOF, this American Equity Management Incentive Plan is effective as stated above and is approved by:

PLAN ADMINISTRATOR /s/ Phyllis Zanghi